           As filed with the Securities and Exchange Commission on July 20, 1998
                                                 Registration No. 333-57973
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              __________________

                              AMENDMENT NO. 1 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1993
                              __________________
                            MICRON TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)

          Delaware                                          75-1618004
--------------------------------                        -------------------
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                          Identification No.)


                      8000 South Federal Way, P.O. Box 6
                            Boise, Idaho 83707-0006
                                (208) 368-4000
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              __________________

                            RODERIC W. LEWIS, ESQ.
   Vice President of Legal Affairs, General Counsel and Corporate Secretary
                            Micron Technology, Inc.
                      8000 South Federal Way, P.O. Box 6
                           Boise, Idaho  83707-0006
                                (208) 368-4000
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                              __________________
                                  Copies to:


        John A. Fore, Esq.
   Patrick J. Schultheis, Esq.                  Jacques K. Meguire, Esq.
     Stephen F. Diamond, Esq.                Sonnenschein Nath & Rosenthal
 Wilson Sonsini Goodrich & Rosati                   8000 Sears Tower
     Professional Corporation                 Chicago, Illinois 60606-6404
        650 Page Mill Road                           (312) 876-8000
 Palo Alto, California 94304-1050
          (650) 493-9300
                              __________________
       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.
                              __________________
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED JULY 20, 1998

                               7,600,000 SHARES
                            MICRON TECHNOLOGY, INC.
                                 COMMON STOCK

     All of the 7,600,000 shares of Common Stock (the "Shares") of Micron Technology, Inc. ("Micron" or the "Company") offered hereby are being offered for sale from time to time by one of the Company's stockholders (the "Selling Stockholder"). See "Selling Stockholder." The Company has been advised that the Selling Stockholder expects to deliver the shares to close out short positions entered into in the course of hedging transactions. See "Plan of Distribution." The Company will not receive any of the proceeds from the sales of shares by the Selling Stockholder.

                              __________________

     SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              __________________

THE SELLING STOCKHOLDER WILL BEAR ALL DISCOUNTS AND COMMISSIONS PAID TO BROKERS,
    DEALERS OR AGENTS IN CONNECTION WITH THE SALE OF THE SHARES AND THE FEES
        AND EXPENSES OF ANY COUNSEL AND OTHER ADVISERS THAT THE SELLING
            STOCKHOLDER MAY EMPLOY TO REPRESENT IT IN THIS OFFERING.

                              __________________

  THE COMMON STOCK IS QUOTED ON THE NEW YORK STOCK EXCHANGE UNDER THE TRADING
       SYMBOL "MU." ON JULY __, 1998, THE LAST SALE PRICE OF THE COMMON
               STOCK AS REPORTED BY THE NEW YORK STOCK EXCHANGE
                    TRANSACTIONS TAPE WAS $____ PER SHARE.

                              __________________

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                _____ __, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. The address of the World Wide Web site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company, reference is made to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 28, 1997;

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended November 27, 1997, February 26, 1998 and May 28, 1998; and

     (c) The Company's Registration Statement on Form 8-A (No. 1-10658), declared effective by the Commission on November 28, 1990.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement of which this Prospectus forms a part and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing thereof.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement or this Prospectus to the extent that a statement contained herein, in a Prospectus Supplement or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. Requests should be directed to Roderic W. Lewis, Vice President of Legal Affairs, General Counsel and Corporate Secretary, Micron Technology, Inc., 8000 South Federal Way, P.O. Box 6, Boise, Idaho 83707-0006, telephone (208) 368-4000.


                                  THE COMPANY

  Micron Technology, Inc. ("Micron" or the "Company") designs, develops, manufactures and markets semiconductor memory products, primarily DRAM, and, through its approximately 64% owned subsidiary, Micron Electronics, Inc., the Company develops, markets, manufactures and supports PC systems. Micron was incorporated in Idaho in 1978 and reincorporated in Delaware in 1984. The Company's executive offices and principal manufacturing operations are located at 8000 South Federal Way, Boise, Idaho, 83707-0006 and its telephone number is
(208) 368-4000.


                                 RISK FACTORS



  An investment in the Common Stock being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in or incorporated by reference into this Prospectus, before purchasing the Common Stock offered hereby. This Prospectus contains or incorporates by reference forward-looking statements that involve risk and uncertainties made by or on behalf of the Company. The actual results of the Company may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" as well as elsewhere in this Prospectus.

CERTAIN FACTORS


  The Company has entered into an acquisition agreement with Texas Instruments Incorporated ("TI") to purchase substantially all of TI's memory operations and assume certain related liabilities, but this transaction has not yet been consummated. The transaction is subject to several conditions, including satisfactory completion of due diligence and completion of appropriate agreements with various third parties. In particular, the Company and TI need to obtain the consent of the Italian government as well as each of the partners and bank syndicates to TECH Semiconductor Singapore Pte. Ltd. ("TECH") and KTI Semiconductor ("KTI"). The transaction is subject to customary regulatory approvals (including Hart-Scott-Rodino and European antitrust reviews). There can be no assurance that the conditions required to effect the transition will be met and that the transaction will ever be consummated.

  The integration and successful operation of the pending business to be acquired is dependent upon a number of factors, including, but not limited to: the Company's ability to transfer its product and process technology into the acquired facilities in a timely and cost-effective manner; the availability of sufficient funds to upgrade certain equipment at the facilities, particularly should the actual cost exceed the Company's current estimate; the ability of TECH and KTI to restructure each of their existing financing arrangements and secure adequate additional financing to provide equipped facilities capable of utilizing Micron's manufacturing processes; the Company's receipt of adequate assistance, service and support from TI during the transition period following consummation of the transaction; the Company's ability to effectively manage global semiconductor manufacturing operations and distribution channels and expand its sales and marketing programs; the Company's ability to retain key employees of the acquired operations; the Company's success in transitioning the key business relationships from TI's memory operations to the Company; the Company's ability to implement and/or integrate information systems capable of handling the expanded operations, including year 2000 compliance; and the Company's ability to successfully integrate differing management structures, all of which require significant management time and resources. In addition, the long-term successful operation of the pending business to be acquired is dependent upon the market for the Company's semiconductor memory products and the Company's long-term ability to reduce manufacturing costs at a rate commensurate with the decline in average selling prices for such products.

  If consummated, it is expected that the pending acquisition will substantially increase the Company's share of the worldwide DRAM market, and as a result the Company would become even more sensitive to fluctuations in pricing for semiconductor memory products. Many customers prefer multiple sources of supply for semiconductor memory products, therefore the Company may not retain all of TI's semiconductor memory market as some of TI's customers are currently customers of the Company. It may become difficult to increase the Company's customer base to a level required to sell the expected increase in production of semiconductor memory products as a result of the transfer of its product and process technology into the TI semiconductor memory production facilities. If the Company is successful in the transfer of its product and process technology into the acquired production facilities the amount of worldwide semiconductor memory capacity could increase, resulting in further downward pricing pressure on the Company's semiconductor memory products.

  The pending acquisition is expected to have a significant effect on the Company's future results of operations and cash flows, including, but not limited to: a considerable negative impact on gross margin in the near term due in part to significantly higher per unit manufacturing costs at the acquired facilities; costs related to the assimilation of the acquired operations; increased interest expense associated with the $740 million principal amount of convertible subordinated notes ("Convertible Notes") and $210 million principal amount of subordinated notes ("Subordinated Notes") to be issued in connection with the TI acquisition and the Italian debt to be assumed in the transaction; an increase in capital spending relating to the newly acquired facilities; and the potential for further downward pressure on the average selling prices the Company receives on its semiconductor memory products. The Company will account for the pending acquisition as a purchase, which could result in a write-off related to in-process research and development at the time of closing of the acquisition and the creation of intangible assets that could result in significant future amortization expense.




  The semiconductor memory industry is characterized by rapid technological change, frequent product introductions and enhancements, difficult product transitions, relatively short product life cycles, and volatile market conditions. These characteristics historically have made the semiconductor industry highly cyclical, particularly in the market for DRAMs, which are the Company's primary semiconductor memory products. The semiconductor industry has a history of declining average sales prices as products mature. Long-term average decreases in sales prices for semiconductor memory products approximate 30% on an annualized basis; however, significant fluctuations from this rate have occurred from time to time, as evidenced by the 75% decline in average selling prices for the Company's semiconductor memory products for 1997 and the sequential 25%, 26% and 30% declines in average selling prices in the first, second and third quarters of 1998 as compared to the preceding quarters.

  The selling prices for the Company's semiconductor memory products fluctuate significantly with real and perceived changes in the balance of supply and demand for these commodity products. Growth in worldwide supply has outpaced growth in worldwide demand in recent periods, resulting in a significant decrease in average selling prices for the Company's semiconductor memory products. For most of fiscal 1997 the rate at which the Company was able to decrease per unit manufacturing costs exceeded the rate of decline in average selling prices, due mainly to a transition to a higher density product.
However, in the fourth quarter of 1997 and the first nine months of 1998 the Company was unable to decrease per unit manufacturing costs at a rate
commensurate with the decline in average selling prices.   In the event that
average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company could be materially adversely affected in its operations, cash flows and financial condition. The amount of capacity to be placed into production and future yield improvements by the Company and its competitors could dramatically increase worldwide supply of semiconductor memory and increase downward pressure on pricing. Further, the Company has no firm information with which to determine inventory levels of its competitors, or to determine the likelihood that substantial inventory liquidation may occur and cause further downward pressure on pricing.

  In the event that average selling prices continue to decline at a faster rate than that at which the Company is able to decrease per unit manufacturing costs, the Company would likely be required to make changes in its operations, including but not limited to, reduction of the amount or changes in the timing of its capital expenditures, renegotiation of existing debt agreements, reduction of production and workforce levels, reduction of research and development, or changes in the products produced.

  Worldwide semiconductor pricing can be and has been influenced by currency fluctuations. In the last twelve months the Korean Won, the New Taiwan Dollar and the Japanese Yen were devalued significantly, dropping approximately 55%, 24% and 21%, respectively, compared to the U.S. dollar. The Company believes the Asian economic crisis, particularly in Korea, has prompted Asian competitors to price DRAM products significantly lower in an attempt to increase exports and realize U.S. dollars to service their near term debts. The Company believes these currency devaluations may have a significant adverse impact on DRAM pricing if the Company's Asian competitors effectively offer products at significantly lower prices as a result of their respective currency devaluations. While the Company cannot predict the overall impact of the Asian currency devaluations, the Company's products may be subject to further downward pricing pressure. If average selling prices for semiconductor memory products continue to decline, the Company's results of operations and cash flow will continue to be adversely affected.

  Approximately 68% of the Company's sales of semiconductor memory products during the third quarter of 1998 were directly into the PC or peripheral markets. DRAMs are the most widely used semiconductor memory component in most PC systems. Should the rate of growth of sales of PC systems or the rate of growth in the amount of memory per PC system decrease, the growth rate for sales of semiconductor memory could also decrease, placing further downward pressure on selling prices for the Company's semiconductor memory products. The Company is unable to predict changes in industry supply, major customer inventory management strategies, or end user demand, which are significant factors influencing pricing for the Company's semiconductor memory products. In recent periods the PC industry has seen a shift in demand towards sub-$1000 PCs. While the Company cannot predict with any degree of accuracy the future impact on the PC and semiconductor industry of this shift, possible effects include, but are not limited to, further downward pricing pressure on PC systems and further downward pricing pressure on semiconductor memory products.

  The Company's operating results are significantly impacted by the operating results of its consolidated subsidiaries, particularly Micron Electronics, Inc. ("MEI"). MEI's past operating results have been, and its future operating results may be, subject to seasonality and other fluctuations, on a quarterly and an annual basis, as a result of a wide variety of factors, including, but not limited to, industry competition, MEI's ability to accurately forecast demand and selling prices for its PC products, fluctuating market pricing for PCs and semiconductor memory products, seasonal government purchasing cycles, inventory obsolescence, MEI's ability to effectively manage inventory levels, changes in product mix, manufacturing and production constraints, fluctuating component costs, the effects of product reviews and industry awards, critical component availability, seasonal cycles common in the PC industry and the timing of new product introductions by MEI and its competitors. Changing circumstances, including but not limited to, changes in the Company's core operations, uses of capital, strategic objectives and market conditions, could result in the Company changing its ownership interest in its subsidiaries.

  The Company is engaged in ongoing efforts to enhance its semiconductor production processes to reduce per unit costs by reducing the die size of existing products. The result of such efforts has led to a significant increase in megabit production. There can be no assurance that the Company will be able to maintain or approximate increases in megabit production at a level approaching that experienced in recent periods or that the Company will not experience decreases in production volume as it attempts to implement future technologies. Further, from time to time, the Company experiences volatility in its manufacturing yields, as it is not unusual to encounter difficulties in ramping latest shrink versions of existing devices or new generation devices to commercial volumes. The Company's ability to reduce per unit manufacturing costs of its semiconductor memory products is largely dependent on its ability to design and develop new generation products and shrink versions of existing products and its ability to ramp such products at acceptable rates to acceptable yields, of which there can be no assurance.

  The semiconductor memory industry is characterized by frequent product introductions and enhancements. The Company's transition to Synchronous DRAM ("SDRAM") products reached approximately 70% of DRAM wafer starts at the end of the third quarter of 1998. The Company's transition from the 16 Meg to the 64 Meg SDRAM as its primary memory product is expected to occur in the fourth quarter of calendar 1998. It is not unusual to encounter difficulties in manufacturing while transitioning to shrink versions of existing products or new generation products. Future gross margins will be adversely impacted if the Company is unable to efficiently transition to shrink versions of the 64 Meg SDRAM.

  DRAM manufacturers generally have substantial ongoing capital requirements to maintain or increase manufacturing capacity. Historically, the Company has reinvested substantially all cash flow from semiconductor memory operations in capacity expansion and enhancement programs. The Company's cash flows from operations are significantly affected by average selling prices and variable cost per megabit for the Company's semiconductor memory products. For the first nine months of 1998, the rate of decline in average selling prices for semiconductor memory products surpassed the rate at which the Company was able to decrease costs per megabit, and as a result the Company's cash flows have been significantly and adversely affected. If for any extended period of time average selling prices decline faster than the rate at which the Company is able to decrease per unit manufacturing costs, the Company may not be able to
generate sufficient cash flows from operations to sustain operations.   The
Company anticipates that it will spend approximately $900 million in fiscal 1998 for purchases of equipment and construction and improvement of buildings at the Company's existing facilities. However, in the event current market conditions continue, the Company does not expect to have sufficient internal sources of liquidity to effect its current operational plan and will need to secure additional financing from external sources. The Company has a $500 million revolving credit agreement, which is available to finance its semiconductor operations. However, the agreement contains certain restrictive covenants, including a minimum fixed charge coverage ratio and a maximum operating losses covenant. On June 16, 1998, the Company amended the agreement to collateralize the facility with certain accounts receivable, inventory and equipment at its Boise facility and modify the maximum operating loss covenant for the third quarter of 1998. There can be no assurance that the Company will be able to meet the terms of the covenants and conditions in the agreement, borrow under the agreement, renegotiate a satisfactory new agreement, or replace the existing agreement with a satisfactory replacement, in which event the Company may not have access to the credit facility. Cash generated by, and credit lines available to, MEI are not anticipated to be available to finance other Micron operations. The Company is currently evaluating a number of financing alternatives. There can be no assurance that external sources of liquidity will be available to fund the Company's ongoing operations or the Company's capacity enhancement program. The failure to obtain financing would hinder the Company's ability to make continued investments in its capacity enhancement program, which could materially adversely affect the Company's business and results of operations.

  Completion of the Company's semiconductor manufacturing facility in Lehi, Utah was suspended in February 1996, as a result of the decline in average selling prices for semiconductor memory products. As of May 28, 1998, the Company had invested approximately $700 million in the Lehi facility. The cost to complete the Lehi facility is estimated to approximate $1.6 billion. Completion of the Lehi production facilities is dependent upon market conditions. Test capacity previously expected to be provided by the Lehi facility in 1998 has been further delayed and the Company does not plan to complete the Lehi facility until market conditions warrant. Market conditions which the Company expects to evaluate include, but are not limited to, worldwide market supply and demand of semiconductor products and the Company's operations, cash flows and alternative uses of capital and production facilities. There can be no assurance that the Company will be able to fund the completion of the Lehi manufacturing facility. The failure by the Company to complete the facility would likely result in the Company being required to write off all or a portion of the facility's cost, which could have a material adverse effect on the Company's business and results of operations. In addition, in the event that market conditions improve, there can be no assurance that the Company can commence manufacturing at the Lehi facility in a timely, cost effective manner that enables it to take advantage of the improved market conditions.

  The semiconductor and PC industries have experienced a substantial amount of litigation regarding patent and other intellectual property rights. In the future, litigation may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to defend the Company against claimed infringement of the rights of others. The Company has from time to time received, and may in the future receive, communications alleging that its products or its processes may infringe on product or process technology rights held by others. The Company has entered into a number of patent and intellectual property license agreements with third parties, some of which require one-time or periodic royalty payments. It may be necessary or advantageous in the future for the Company to obtain additional patent licenses or to renew existing license agreements. The Company is unable to predict whether these license agreements can be obtained or renewed on terms acceptable to the Company. Adverse determinations that the Company's manufacturing processes or products have infringed on the product or process rights held by others could subject the Company to significant liabilities to third parties or require material changes in production processes or products, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company is dependent upon a limited number of key management and technical personnel. In addition, the Company's future success will depend in part upon its ability to attract and retain highly qualified personnel, particularly as the Company engages in worldwide operations and adds different product types to its product line, which will require parallel design efforts and significantly increase the need for highly skilled technical personnel. The Company competes for such personnel with other companies, academic institutions, government entities and other organizations. In recent periods, the Company has experienced increased recruitment of its existing personnel by other employers. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Any loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business and results of operations.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.


                              SELLING STOCKHOLDER

  The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock that the Selling Stockholder beneficially owned as of June 26, 1998, the number of shares of Common Stock beneficially owned by the Selling Stockholder that may be offered for sale from time to time by this Prospectus, the number of shares of Common Stock to be beneficially owned by the Selling Stockholder assuming the sale of all the Common Stock offered hereby and the percentage of the outstanding shares of the Company's Common Stock to be beneficially owned by the Selling Stockholder after completion of the offering. Except as indicated, the Selling Stockholder has not held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                    Prior to the Offering                          Following the Offering
                                    ---------------------                          ----------------------
     Selling Stockholder         Shares Owned     Percentage   Shares Offered    Shares Owned     Percentage
     -------------------         ------------     ----------   --------------    ------------     ----------
Canadian Imperial Bank of
 Commerce (1)................         -0-             0%          7,600,000           -0-              0%

__________________

(1) Prior to the offering made by this Prospectus, the Shares being offered by this Prospectus were beneficially owned by J.R. Simplot Company and, in connection with such offering, are to be delivered to Canadian Imperial Bank of Commerce ("CIBC") as collateral for loans from CIBC. Including such Shares, J.R. Simplot Company beneficially owns an aggregate of 18,699,000 shares of Common Stock, constituting 8.8% of the shares of Common Stock outstanding on June 26, 1998. Mr. Don Simplot, a member of the Micron's Board of Directors, may also be deemed to be the beneficial owner of shares beneficially owned by J.R. Simplot Company. He is a shareholder, a director and the Corporate Vice President of J.R. Simplot Company and is a member of its Office of the Chairman.

     The preceding table has been prepared based upon the information furnished to the Company by CIBC, except that (i) information regarding J.R. Simplot Company and Mr. Don Simplot has been furnished by J.R. Simplot Company and (ii) information regarding the outstanding shares of Common Stock has been furnished by Micron. Only a Selling Stockholder identified in the foregoing table may sell Shares pursuant to the Registration Statement of which this Prospectus forms a part. Information set forth in the foregoing table may change from time to time and any such changed information will be set forth in a Prospectus Supplement if and when necessary.


                             PLAN OF DISTRIBUTION

     In June and July 1996, J.R. Simplot Company and an affiliate entered into derivative transactions with Canadian Imperial Bank of Commerce ("CIBC") relating to 7,600,000 of the shares of the Common Stock owned by J.R. Simplot Company and the affiliate. At that time, CIBC hedged its potential obligations pursuant to such transactions by engaging, directly or through its affiliates, in short sales of the Common Stock. Pursuant to a Revolving Loan Agreement and a Pledge Agreement, each dated July __, 1998, (the "Loan Agreement" and "Pledge Agreement," respectively) CIBC has agreed to make revolving loans to J.R. Simplot Company in the aggregate amount of up to $200 million, secured by a pledge by J.R. Simplot Company of certain shares of Common Stock owned by it. Pursuant to the Pledge Agreement, CIBC is authorized to rehypothecate the shares of Common Stock deposited with it as collateral for the revolving loans. The shares of Common Stock so deposited are the Shares being offered by this Prospectus. CIBC intends promptly to deliver all of such 7,600,000 pledged Shares pursuant to this Prospectus to repay stock loans incurred in connection with existing short sale positions of CIBC and its affiliates in the Common Stock. J.R. Simplot Company and CIBC have advised the Company that J.R. Simplot Company will not realize any proceeds from the transfer of the Shares covered by this Prospectus to CIBC or from their application by CIBC to repay existing stock loans.

     The Shares covered by this Prospectus may be offered and sold from time to time. In effecting the transactions contemplated by this Prospectus, CIBC and J.R. Simplot Company will act independently of the Company and, except with respect to the Loan Agreement and the Pledge Agreement, will act independently of each other. CIBC and J.R. Simplot Company have advised the Company that they will act independently of each other in making decisions with respect to the timing, manner and size of each sale pursuant to this Prospectus.

     In effecting sales of the Shares, CIBC may arrange for brokers, dealers or agents to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from CIBC in amounts to be negotiated prior to the sale. Such brokers, dealers or agents and any other participating brokers, dealers or agents may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

     The Company has advised J.R. Simplot Company and CIBC that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of Shares in the market and to the activities of J.R. Simplot Company, CIBC and their respective affiliates. In addition, the Company will make copies of this Prospectus available to CIBC and has informed CIBC of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

     At the time a particular offer of Shares is made, if required, a Prospectus Supplement will be distributed that will set forth the number of Shares being offered and the terms of the offering.

     There can be no assurance that J.R. Simplot Company will pledge, or that CIBC will rehypothecate and deliver, all or any of the Shares.



                                LEGAL OPINIONS

     The validity of the Securities is being passed upon for the Company by Roderic W. Lewis, Esq., Vice President, Legal Affairs, General Counsel and Corporate Secretary, Micron Technology, Inc., 8000 South Federal Way, P.O. Box 6, Boise, Idaho 83707-0006, Telephone, (208) 368-4517.


                                    EXPERTS

     The consolidated balance sheets of Micron Technology, Inc. and subsidiaries as of August 28, 1997 and August 29, 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended August 28, 1997 incorporated herein by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended August 28, 1997 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses, other than any underwriting discount and commissions, in connection with the issuance and distribution of the Securities being registered. All amounts indicated are estimates (other than the registration fee).

                                                                               AMOUNT TO BE PAID
Registration fee.............................................................     $  51,916
Accounting fees and expenses.................................................         3,000
Printing and engraving.......................................................         4,000
Legal fees and expenses of the registrant....................................         7,500
Miscellaneous................................................................         3,584
                                                                                  ---------
     Total...................................................................
                                                                                  $  70,000
                                                                                  =========



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("Delaware Law") authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The registrant's Bylaws provide for mandatory indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware law. The registrant has entered into indemnification agreements with its directors and certain of its officers. The indemnification agreements provide the registrant's directors and elected officers with further indemnification to the maximum extent permitted by Delaware law.


ITEM 16.  EXHIBITS.

EXHIBIT NUMBER                                          DESCRIPTION OF EXHIBIT
    3.7              Bylaws of the registrant, as amended
    5.1              Opinion of Roderic W. Lewis, Esq., Vice President, Legal Affairs, General Counsel and Corporate
                     Secretary
   10.125            Registration Rights Agreement dated as of July 20, 1998, between the registrant, Canadian Imperial Bank of
                     Commerce and J.R. Simplot Company
   23.1              Consent of PricewaterhouseCoopers LLP
   23.2              Consent of Roderic W. Lewis, Esq. (included in Exhibit 5.1)
   24.1*             Powers of Attorney of certain directors and officers of the Company (contained on Page II-4)

--------------

*    Previously filed

ITEM 17.  UNDERTAKINGS.

     1.  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act') that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification of liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 20th day of July, 1998.

                                    MICRON TECHNOLOGY, INC.

                                    By   /s/  Wilbur G. Stover, Jr.
                                         ------------------------------------
                                         Wilbur G. Stover, Jr.
                                         Vice President of Finance
                                         and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                   TITLE                         DATE
              *                         Chairman of the Board, Chief Executive      July 20, 1998
--------------------------------------  Officer and President
  Steven R. Appleton

  /s/ Wilbur G. Stover, Jr.             Vice President of Finance and Chief         July 20, 1998
--------------------------------------  Financial Officer (Principal Financial
  Wilbur G. Stover, Jr.                 and Accounting Officer)

              *                         Director                                    July 20, 1998
--------------------------------------
  James W. Bagley

              *                         Director                                    July 20, 1998
--------------------------------------
  Jerry M. Hess

              *                         Director                                    July 20, 1998
--------------------------------------
  Robert Lothrop

              *                         Director                                    July 20, 1998
--------------------------------------
  Thomas T. Nicholson

                                        Director
--------------------------------------
  Don J. Simplot

              SIGNATURE                                   TITLE                        DATE

              *                         Director                                   July 20, 1998
--------------------------------------
  John R. Simplot

              *                        Director                                    July 20, 1998
--------------------------------------
  Gordon C. Smith

By: /s/ Wilbur G. Stover, Jr.                                                      July 20, 1998
    ----------------------------------
    Wilbur G. Stover, Jr.
    Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                                          DESCRIPTION OF EXHIBIT
    3.7              Bylaws of the registrant, as amended
    5.1              Opinion of Roderic W. Lewis, Esq., Vice President, Legal Affairs, General Counsel and Corporate
                     Secretary
   10.125            Registration Rights Agreement dated as of July 20, 1998, between the registrant, Canadian Imperial Bank of
                     Commerce and J.R. Simplot Company
   23.1              Consent of PricewaterhouseCoopers LLP
   23.2              Consent of Roderic W. Lewis, Esq. (included in Exhibit 5.1)
   24.1*             Powers of Attorney of certain directors and officers of the Company (contained on Page II-4)

--------------

*    Previously filed

                                      II-1